Exhibit 99.1

CAS MEDICAL SYSTEMS Announces PRICING OF PUBLIC OFFERING OF COMMON STOCK

BRANFORD, Conn. (February 11, 2015) – CAS Medical Systems, Inc. (“CASMED” or the “Company”) (NASDAQ: CASM), a medical technology company that develops, manufactures and markets non-invasive patient monitoring products, today announced that it has priced a firm commitment underwritten public offering of 6,200,000 shares of its common stock at a price to the public of $1.30 per share. In addition, CASMED has granted the underwriter a 30-day option to purchase up to 930,000 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about February 17, 2015, subject to satisfaction of closing conditions.

The total gross proceeds of the offering are expected to be approximately $8.1 million. After deducting the underwriter’s discount and other estimated offering expenses payable by CASMED, the net proceeds to the Company are expected to be approximately $7.4 million. These amounts assume no exercise of the underwriter’s over-allotment option.

Craig-Hallum Capital Group LLC acted as sole managing underwriter for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC, and a final prospectus supplement related to the offering will be filed with the SEC, and will be available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CASMED® – Monitoring What's Vital

CASMED is a medical technology company that develops, manufactures, and markets non-invasive patient monitoring products that are vital to patient care. CASMED’S products include the FORE-SIGHT® and FORE-SIGHT ELITE® Absolute Tissue Oximeters and sensors and Traditional Monitoring products, which include MAXNIBP® and MAXIQ™ blood pressure measurement technologies, monitoring products for the bedside and outpatient oral surgery settings including the 740 SELECT® monitor, and neonatal vital signs supplies. These products are designed to provide accurate, non-invasive, biologic measurements that guide clinicians to provide better patient care.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in March 2014 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

Contacts
CAS Medical Systems, Inc.
Jeffery A. Baird

Chief Financial Officer

(203) 315-6303

ir@casmed.com

LHA

Bruce Voss

(310) 691-7100

bvoss@lhai.com

@LHA_IR_PR

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